Exhibit 4.69

PFG IV

WAIVER, CONSENT AND MODIFICATION TO

LOAN AND SECURITY AGREEMENT

This Waiver and Modification to Loan and Security Agreement (this “Modification”) is entered into as of June 28, 2019 (the “Modification Effective Date”), by and between Partners for Growth IV, L.P., a Delaware limited partnership with its principal place of business at 1751 Tiburon Blvd., Tiburon, California 94920 (“PFG”) Borqs Hong Kong Limited, a Hong Kong company, and Borqs Technologies (HK) Limited, each with its principal place of business at Office B, 21/F, Legend Tower, 7 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong (“Borrower”), and BORQS International Holding Corp, a Cayman Islands company (“Holdings”) as guarantor of the obligations of Borrower under that certain Loan and Security Agreement between PFG and Borrower dated as of August 26, 2016 (as amended, the “Loan Agreement”). Capitalized terms used but not defined herein have their meanings as set forth in the Loan Agreement.

RECITALS

WHEREAS, Borrower is currently in default under the Loan Agreement due to its having failed to meet the minimum Revenues financial covenant for the reporting periods ending December 31, 2018 and March 31, 2019 and the minimum EBITDA financial covenants set forth in the Loan Agreement for the reporting periods ending February 28, 2019, March 31, 2019 and April 30, 2019 (the “Current Defaults”) and for its anticipated failure to meet the minimum Revenues financial covenant for the reporting period ending June 30, 2019 and the minimum EBITDA financial covenant for the reporting periods ending May 31, 2019 and June 30, 2019 (the “Anticipated Defaults” and, together with the Current Defaults, the “Specified Defaults”);

WHEREAS, Borrower desires to consummate the sale of its equity ownership in a mobile virtual network operator business as disclosed to PFG (the “Yuantel Sale”), for which PFG’s consent is required under the Loan Agreement;

WHEREAS, the parties desire to adjust the minimum performance thresholds under the Loan Agreement to facilitate Borrower’s ability to reasonably comply with the Loan Agreement;

NOW THEREFORE, the parties hereby agree as follows:

1. DESCRIPTION OF EXISTING INDEBTEDNESS: As of the Modification Effective Date, Borrower is directly indebted to PFG for the Obligations pursuant to the Existing Loan Documents (as defined below) in the aggregate principal amount of $500,000 under a term loan.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral, as described in the Loan Agreement, in that certain Intellectual Property Security Agreement and related Collateral Agreements and Notices of even date with the Loan Agreement, Deeds of Guaranty, Debentures, Hong Kong Security Documents, BVI Security Documents, Cayman Security Documents and such documents, agreements and instruments as were entered into in contemplation of the Loan Agreement. The above-described security documents, together with all other documents securing and/or perfecting security interests in the repayment of the Obligations, shall be referred to herein as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations are referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGES IN TERMS. As from the Modification Effective Date:

3.1 Section 5 of the Schedules. The first (operative) paragraph of Section 5 of Schedule 3 Loan Agreement (made applicable to all Schedules) is hereby restated to read in its entirety as follows, with the remaining parts of the Section to remain unamended):

“(Section 4.1):	The Group shall meet or exceed (i) Revenues of $27,500,000 on a calendar quarterly basis commencing with the quarter ending September 30, 2019, and (ii) three (3) month trailing EBITDA of not less than $1,350,000, tested monthly commencing with the month ending August 31, 2019; provided, however, if the Group fails to meet the foregoing minimum Revenues requirement, such failure may be cured by the Group meeting for any such non-compliant reporting period trailing twelve (12) month Revenues of not less than $120,000,000.”

3.2 Restated Compliance Certificate. The Compliance Certificate is amended and restated in the form appended as Exhibit B hereto.

4. ACKNOWLEDGMENT OF SPECIFIED DEFAULTS; WAIVER. Borrower acknowledges that it is currently in default under the Loan Agreement due to the Specified Defaults as set forth in the Recitals hereto. If no Default or Event of Default has occurred and is continuing under the Loan Agreement, other than the Specified Defaults and the conditions set forth in Section 7 are timely satisfied, PFG shall be deemed to have forever waived the Specified Defaults. Borrower hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section or anywhere in this Modification shall be deemed or otherwise construed as a waiver by PFG of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise. The waiver of Specified Defaults set forth in this Modification shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which PFG may now have or may have in the future under or in connection with the Loan Agreement, the Existing Loan Documents or any instrument or agreement referred to therein; (b) to be a consent to any future amendment or modification, forbearance or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof; or (c) to limit or impair PFG’s right to demand strict performance of all terms and covenants as of any date, subject to this Modification. The Loan Agreement, as amended by this Modification, shall continue in full force and effect.

5. Representations And Warranties OF OBLIGOR. Each Obligor hereby represents and warrants that:

(a) immediately upon giving effect to this Modification (i) the representations and warranties contained in the Existing Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent qualified in the updated Representations deliverable to PFG on or before the Modification Effective Date), and (ii) no Event of Default has occurred and is continuing, other than the Specified Defaults;

(b) it has the corporate power and authority to execute and deliver this Modification and to perform its respective obligations under the Existing Loan Documents, as amended by this Modification, and in the case of Group Parent, its obligations in relation to the conversion of the Schedule 2 Loan;

(c) its Constitutional Documents as last delivered to PFG remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d) it has duly executed and delivered this Modification and the performance by it of its obligations under the Existing Loan Documents, as amended by this Modification, and any required consents, including of shareholders, have been duly secured;

(e) this Modification constitutes (i) its binding obligation, enforceable against it in accordance with the terms of this Modification, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights, and (ii) a reaffirmation of its respective obligations under the Existing Loan Documents applicable to it, including under the Hong Kong Security Documents, the Cayman Security Documents, and the BVI Security Documents;

(f) as of the date hereof, it has no defenses against its obligation to repay the Obligations, it has no claims of any kind against PFG and it acknowledges that PFG has acted in good faith and in a commercially reasonable manner in connection with this Modification and the Existing Loan Documents;

(g) the Security Documents relating to Intellectual Property either disclose an accurate, complete and current listing of all Collateral that consists of Intellectual Property; and

(h) it hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in the Representations previously delivered to PFG by Borrower, and acknowledges, confirms and agrees that, subject to the update to the Representations to be provided under Section 7 hereof, the disclosures and information provided to PFG therein remain true, correct, accurate and complete in all material respects as of the Modification Effective Date.

Each Obligor understands and acknowledges that PFG is entering into this Modification in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

6. CONTINUING VALIDITY. Each of Borrower and Group Parent understands and agrees that in modifying the existing Obligations, PFG is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Modification, the terms of the Existing Loan Documents remain unchanged and in full force and effect. PFG’s agreement to modifications to the existing Obligations in no way shall obligate PFG to make any future consents, waivers or modifications to the Obligations. Nothing in this Modification shall constitute a satisfaction of the Obligations or a waiver of any default under the Existing Loan Documents. It is the intention of PFG and Borrower to retain as liable parties all makers and endorsers, if any, of the Existing Loan Documents, unless the party is expressly released by PFG in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Modification. The terms of this paragraph apply not only to this Modification, but also to all subsequent loan modifications.

7. CONDITIONS. The effectiveness of this Modification is conditioned upon each of:

7.1 Execution and Delivery. Each Obligor shall have duly executed and delivered a counterpart of this Modification to PFG.

7.2 Lender Expenses. Promptly upon PFG invoice, Borrower shall have promptly paid all Lender Expenses noticed by PFG in connection with this Modification.

7.3 Waiver and Modification Fee. Promptly upon PFG invoice, Borrower shall have promptly paid PFG a fee in consideration of this Modification in the amount of $1,091 provided, however, if Borrower fails to meet either of the Revenue or EBITDA threshold under Section 5 of the Schedule, as amended by this Modification (regardless of whether Borrower’s performance is measured for any particular period for purposes of compliance with the Loan Agreement), then the above-referenced fee shall increase to $1,455.

7.4 Updated Representations. Within ten (10) Business Days from the Modification Effective Date, Borrower shall have provided an update to the Representations.

The failure of any of the conditions set forth in this Section 7 shall constitute an immediate Event of Default.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. CONSENT. PFG hereby consents to the Yuantel Sale substantially as disclosed to PFG and confirms and acknowledges that the entry into and consummation of the Yuantel Sale by the Borrower, shall not constitute a breach of any obligations or covenants, including under Section 4.6 of the Loan Agreement or otherwise be deemed an Event of Default under any of the PFG Loan Documents.

10. RATIFICATION OF EXISTING LOAN DOCUMENTS; FURTHER ASSURANCES. Borrower (a) acknowledges and agrees that (i) each of the Existing Loan Documents remains in full force and effect in accordance with the original terms, except as expressly modified hereby, (ii) the Liens granted by the Borrower to PFG under the Existing Loan Documents shall remain in place, unimpaired by the transactions contemplated by this Agreement, and PFG’s priority with respect thereto shall not be affected hereby or thereby, and (iii) the Loan Agreement and the other Existing Loan Documents shall continue to secure all Obligations as stated therein except as expressly amended and modified by this Modification; (b) Borrower ratifies, reaffirms, restates and incorporates by reference all of its representations, warranties, covenants, and agreements made under the Existing Loan Documents; (c) Borrower hereby ratifies, confirms, and reaffirms that the Obligations include, without limitation, the Loans, and any future modifications, amendments, substitutions or renewals thereof; (d) Borrower has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against PFG or any past, present or future agent, attorney, legal representative, predecessor-in-interest, affiliate, successor, assign, employee, director or officer of PFG, directly or indirectly, arising out of, based upon, or in any manner connected with, any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, or began prior to the execution of this Agreement and accrued, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of the terms or conditions of the Existing Loan Documents, or which directly or indirectly relate to or arise out of or in any manner are connected with any of the Existing Loan Documents; (e) Borrower and PFG confirm that neither party has heretofore waived or modified, and has not agreed to waive or modify, any term of the Existing Loan Documents, and any actions that Borrower takes or fails to take (including the expenditure of any funds) is voluntary, informed and taken at its own risk; and (g) Borrower shall, from and after the execution of this Agreement, execute and deliver to PFG whatever additional documents, instruments, and agreements that PFG may reasonably require in order to perfect the Collateral granted in the Loan Agreement more securely in PFG and to otherwise give effect to the terms and conditions of this Modification. Nothing in this Modification shall constitute a satisfaction of the Obligations or a waiver of any default under the Existing Loan Documents, except of the Specified Defaults to the extent waived herein. It is the intention of PFG and Borrower to retain as liable parties all makers and endorsers, if any, of the Existing Loan Documents, unless the party is expressly released by PFG in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Modification. The terms of this paragraph apply not only to this Modification, but also to all subsequent loan modification agreements.

11. INTEGRATION; CONSTRUCTION. This Modification, the Loan Agreement and the Existing Loan Documents (as modified) and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Modification; provided, however, that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect. The Existing Loan Documents are hereby amended wherever necessary to reflect the modifications set forth in this Modification. The quotation marks around modified clauses set forth herein and any differing font styles in which such clauses are presented herein are for ease of reading only and shall be ignored for purposes of construing and interpreting this Modification. This Modification is subject to the General Provisions of Section 8 of the Loan Agreement, each of which are incorporated herein as if set forth in this Modification.

12. ADVICE OF COUNSEL. PFG and Borrower have prepared this Modification and all documents, instruments, and agreements incidental hereto with the aid and assistance of their respective counsel. Accordingly, all of them shall be deemed to have been drafted by PFG and Borrower and shall not be construed against the PFG or Borrower.

13. ILLEGALITY OR UNENFORCEABILITY. Any determination that any provision or application of this Modification or the Loan Agreement is invalid, illegal, or unenforceable in any respect, or in any instance, shall not affect the validity, legality, or enforceability of any such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

14. Governing Law; Venue. THIS MODIFICATION SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. Borrower and PFG submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California, in connection with any proceeding or dispute arising in connection herewith.

[Signature Page Follows]

This Modification to Loan and Security Agreement is executed as of the date first written above.

Executed and Delivered as a Deed by	)		PARTNERS FOR GROWTH IV, L.P.
BORQS Hong Kong Limited	)
Acting by:

/s/ Pat Sek Yuen Chan		By:	/s/ Geoffrey Allan

Name: Pat Sek Yuen Chan			Name: Geoffrey Allan

Title: Chief Executive Officer			Title: Manager, Partners for Growth IV, LLC, its General Partner

in the presence of :

/s/ Anthony K. Chan
Witness name: Anthony K. Chan
Witness occupation: Chief Financial Officer

Executed and Delivered as a Deed by	)		Executed and Delivered as a Deed by	)
BORQS Technologies (HK) Limited	)		BORQS International Holding Corp	)
Acting by:			Acting by:

/s/ Pat Sek Yuen Chan			/s/ Pat Sek Yuen Chan

Name: Pat Sek Yuen Chan			Name: Pat Sek Yuen Chan

Title: Chief Executive Officer			Title: Chief Executive Officer

in the presence of :			in the presence of :

/s/ Anthony K. Chan			/s/ Anthony K. Chan
Witness name: Anthony K. Chan			Witness name: Anthony K. Chan
Witness occupation: Chief Financial Officer			Witness occupation: Chief Financial Officer